EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES RECEIVES AGREEMENT FROM FDA ON ITS PHASE III PROTOCOL FOR ALTROPANE®

Binding Agreement gives Company a clear pathway to NDA

April 1, 2004—Boston, MA—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company has reached a binding agreement from the FDA regarding the Company’s protocol design for a new Phase III clinical trial of ALTROPANE, a radioimaging agent under development by Boston Life Sciences for the differentiation of Parkinsonian tremors from tremors due to other, non-Parkinsonian causes. This written Agreement represents the culmination of a number of teleconferences, meetings and protocol revisions occurring over an eight-month period in which the Company and FDA refined the study design for this single, pivotal trial. The resulting agreement binds the FDA and the Company to the precise design and statistical plan outlined in the approved protocol. The Company believes that, if successful, i.e. that the endpoints are met and no significant safety concerns or protocol deviations occur, this Phase III trial will provide the basis for an NDA submission and ultimate approvability of ALTROPANE.

This Phase III study will enroll at least 500 subjects (250 with Parkinsonian tremor and 250 with non-Parkinsonian tremor) in up to 25 centers in the U.S.; most of which are university-based. Subjects suspected of having tremor will be referred to a neurology clinic for enrollment in the study. Upon diagnosis of Parkinsonian or non-Parkinsonian tremor by the subjects’ internist or general practitioner, the subjects will be administered ALTROPANE and a SPECT image will be obtained. Subsequent to SPECT scanning, the subject will be evaluated and diagnosed by a Movement Disorders Specialist (MDS). Throughout the two-day period of evaluation, the subjects will be monitored for safety.

Upon completion of the study, various analyses of the data will be conducted. Primary analyses will comprise assessments of the sensitivity and specificity of the ALTROPANE SPECT procedure versus the diagnosis of an internist or general practitioner. The primary endpoint of the study is to demonstrate statistically significant superiority of the ALTROPANE scan diagnosis compared to that of an internist or general practitioner, using the diagnosis of a Movement Disorder Specialist (MDS) as the “gold standard”. Because we have elected to pursue this single, large Phase III trial, we have powered the trial to achieve a high level of significance.

“We are extremely pleased to have obtained this binding agreement from the FDA on our proposed protocol. The FDA allowed us to revise our protocol in February without incurring the delays in having to submit a new SPA filing. The written correspondence that we have received from the FDA expressly states that the agreement we have now reached constitutes ‘a binding agreement, as described in the Guidelines for Industry-Special Protocol Assessments.’ As a result, the agreement gives us a clear pathway to an NDA filing for this important indication. We hope to initiate this pivotal study shortly,” stated Dr. Marc Lanser, President of BLSI..

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. In addition to ALTROPANE, BLSI’s products in development include: FLUORATECTM, a radioimaging agent for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products (including the ultimate approvability of ALTROPANE), and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, delays in the regulatory or development processes, results from clinical and pre-clinical trials, regulatory decisions (including the FDA’s discretion following completion of this single, pivotal Phase III trial to require the Company to conduct additional clinical trials in order to achieve approvability of ALTROPANE), market acceptance of the Company’s products, the ability to obtain intellectual property protection, the outcome of discussions with potential partners and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

CORPORATE

JOSEPH HERNON

CHIEF FINANCIAL OFFICER

BOSTON LIFE SCIENCES, INC.

617.425.0200

EMAIL:

JHERNON@BOSTONLIFESCIENCES.COM